Filed Pursuant to Rule 424(b)(3)
Registration No. 333-124145

PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED MAY 16, 2005)

$81,250,000
6.00% Convertible Senior Notes Due 2012
and
Common Stock Issuable Upon Conversion of the Notes

ENDEAVOUR INTERNATIONAL CORPORATION

     The document supplements our prospectus dated May 16, 2005 (the “prospectus”), relating to $81,250,000 aggregate principal amount of our 6.00% Convertible Senior Notes Due 2012 and the common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the accompanying prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this prospectus supplement. The following table has been prepared based upon information furnished to us by the selling securityholders and supplements and replaces the information under the caption “Selling Securityholders” in the prospectus.

	Principal			Shares of
	Amount of Notes		Shares of Common	Common Stock
	Beneficially	Percentage of	Stock Beneficially	Issuable Upon	Percentage
	Owned That	Notes	Owned Prior to	Conversion That	Owned After
Name	May Be Sold	Outstanding(1)	Conversion	May Be Sold	Conversion

Akela Capital Master Fund, Ltd.	3,750,000	4.6%	—	747,012	1.0%

Aristeia International Limited	2,594,000	3.2%	—	516,733	*

Aristeia Trading LLC	531,000	*	—	105,776	*

Citigroup Alternative Investments Diversified Arbitrage Strategies Fund Ltd. (2)	1,225,000	1.5%	—	244,023	*

Citigroup Alternative Investments Enhanced Arbitrage Strategies Fund (2)	218,000	*	—	43,426	*

Citigroup Alternative Investments QIP Multi Strategy Arbitrage Portfolio (2)	5,732,000	7.1%	—	1,141,832	1.5%

Kamunting Street Master Fund, Ltd.	3,125,000	3.8%	—	622,510	*

Radcliffe SPC, Ltd. for and on behalf the Class A Convertible Crossover Segregated Portfolio	3,250,000	4.0%	—	647,410	*

Quattro Fund Ltd.	5,625,000	6.9%	—	1,120,518	1.5%

Quattro Multistrategy Master Fund LP	625,000	*	—	124,502	*

Saranac Erisa Arbitrage LTD (2)	2,278,000	2.8%	—	453,784	*

Saranac Erisa Arbitrage LP (2)	163,000	*	—	32,470	*

	Principal			Shares of
	Amount of Notes		Shares of Common	Common Stock
	Beneficially	Percentage of	Stock Beneficially	Issuable Upon	Percentage
	Owned That	Notes	Owned Prior to	Conversion That	Owned After
Name	May Be Sold	Outstanding(1)	Conversion	May Be Sold	Conversion

Saranac Arbitrage LTD (2)	134,000	*	—	26,693	*

Satellite Asset Management L.P. on behalf of and for certain of its funds	2,000,000	2.5%	—	398,406	*

Satellite Strategic Finance Associates, LLC	5,000,000	6.2%	—	996,016	1.3%

Tenor Opportunity Master Fund Ltd.	4,000,000	4.9%	—	796,812	1.1%

Tribeca Global Convertible Investments Ltd.	1,000,000	1.2%	—	199,203	*

UBS O’Connor f/b/o O’Connor Global Convertible Arbitrage Master Limited	5,500,000	6.8%	—	1,095,617	1.5%

UBS O’Connor f/b/o O’Connor Global Convertible Bond Master Limited	1,250,000	1.5%	—	249,004	*

All other holders of notes or future transferees, pledgees, donees or successors of any holder(3), (4)	33,250,000	40.9%	—	6,623,506	8.2%

*	Less than 1%, based on 74,235,659 shares outstanding on June 3, 2005.

(1)	The percentage of Notes outstanding is based on the $81,250,000 principal amount of Notes originally outstanding. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

(2)	Saranac Capital Management L.P. acts as discretionary investment advisor with respect to this selling securityholder. Accordingly, Saranac Capital Management, L.P. may be deemed to act on behalf of the beneficial owner.

(3)	Information concerning other selling securityholders of the Notes will be set forth in amendments to the registration statement of which this prospectus is a part or in prospectus supplements from time to time, if and when necessary.

(4)	Assumes that any other holders of Notes or any future transferee from any holder does not beneficially own any common stock other than common stock into which the Notes are convertible at the conversion price of 199.2032 shares per $1,000 principal amount of the Notes.

     Investing in the notes and our common stock issuable upon their conversion involves certain risks. See “Risk Factors” beginning on page 4 of the accompanying prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or the common stock issuable upon conversion of the notes or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 7, 2005.

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